ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                           THIRTEEN WEEKS ENDED      TWENTY-SIX WEEKS ENDED
                                        NOV. 29 1997  NOV. 30,1996  NOV. 29 1997  NOV. 30,1996

PRIMARY EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding......       16,858       17,780        16,909       17,726

Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method", at the
  average market price)................          717           73           668          171

                   TOTALS..............       17,575       17,853        17,577       17,897

Net Income.............................     $  4,721     $  3,946      $ 11,101     $  9,435

Primary earnings per common and
  common equivalent share..............     $   0.27     $   0.22      $   0.63     $   0.53

                                           THIRTEEN WEEKS ENDED      TWENTY-SIX WEEKS ENDED
                                        NOV. 29 1997  NOV. 30,1996  NOV. 29 1997  NOV. 30,1996


FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding......       16,858       17,780        16,909       17,726

Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method", at the
  higher of period-end or average
  market price)........................          718           73           737          171

                   TOTALS..............       17,576       17,853        17,646       17,897

Net Income.............................     $  4,721     $  3,946      $ 11,101     $  9,435


Fully diluted earnings per common and
  common equivalent share..............     $   0.27     $   0.22      $   0.63     $   0.53